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                                                                   Exhibit 11.1
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                                                 COMPUTATIONS OF EARNINGS PER SHARE

                                      July 25
                                      through           Year ended          Nine months ended
                                      Dec. 31,          December 31,          September 30,
                                      ----------   ---------------------   --------------------
                                        1994         1995         1996       1996        1997

Weighted Average Number of shares
 Outstanding before Adjustments(1)    2,260,655    3,548,812   4,172,401   4,094,415   4,730,676

Dilutive Effect of Common Stock
  Equivalents                             --         251,998     255,374     255,374     264,973

Weighted Average Number of Common
 Stock and Common Stock Equivalents
 Outstanding During the Year          2,260,655    3,800,610   4,427,775   4,349,789   4,995,649

Net Income Applicable to Common
 Stock                               $  608,479   $2,321,088  $3,743,739  $3,373,106  $3,385,308

Net Income Per Common
 Stock and Common Stock Equivalent
 Shares                              $     0.27   $     0.61  $     0.85  $     0.78  $     0.68


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(1) Weighted average shares was calculated assuming that all shares issued within one year prior to the original filing of the Registration Statement were outstanding for all periods presented.